EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC.
ANNOUNCES APPROVAL OF 2 MILLION
SHARE BUYBACK

          Rockford, Michigan, October 5, 2004 -- Wolverine World Wide, Inc. (NYSE:WWW) today announced that its Board of Directors authorized the repurchase of an additional two million shares of common stock, reflecting confidence in the Company's growth prospects. This approval is the fourth 2 million share repurchase authorization since October of 2000.

          "Our active stock buyback program underscores the strong confidence we have in the brand portfolio of Wolverine World Wide," said Timothy J. O'Donovan, President and CEO. "We continue to experience strong operating results and are generating solid cash flow. We see additional share repurchases as one of the ways to employ this cash flow and further enhance shareholder value."

          Share repurchases are authorized to be made over a two-year period at times and amounts considered appropriate by the Company based on factors including price and market conditions as permitted by security laws and other legal requirements.

          Wolverine World Wide will report third quarter 2004 results on Oct. 6, 2004, and host a conference call the same day at 10 a.m. EDT. The conference call will be accessible to investors via a live webcast on the Company's website at www.wolverineworldwide.com.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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          This press release contains forward-looking statements, including those relating to the stock repurchase program and related activity. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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